UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2012

 Motorcar Parts of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	001-33861	11-2153962
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2929 California Street, Torrance CA	90503
(Address of Principal Executive Offices)	(Zip Code)

(310) 212-7910
(Registrant’s telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 20, 2012, Motorcar Parts of America, Inc. (the “Company”) entered into a Subscription Agreement (the “Subscription Agreement”) and a Registration Rights Agreement (the “Rights Agreement”). Pursuant to the terms of the Subscription Agreement, 17 accredited investors agreed to purchase an aggregate of 1,936,000 shares of common stock in a private placement exempt from registration under the Securities Act in reliance upon Rule 506 of Regulation D, for a purchase price of $7.75 per share (the “Private Placement”), with gross proceeds of approximately $15 million. No investor purchasing shares in this private placement resulted in such investors having beneficial ownership of more than 19.99% of the Company’s common stock. A press release was issued on April 20, 2012 announcing the transaction, a copy of which is filed as an exhibit to this Form 8-K.

Pursuant to the Subscription Agreement, the Company made certain representations, warranties, and covenants that are customary for private placement transactions. Pursuant to the Rights Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register for resale the common stock sold in the Private Placement not later than 45 days after the closing of the Private Placement and to use commercially reasonable efforts to cause such registration statement to be declared effective, subject to certain exceptions, within 60 days of closing (or 120 days in the event of an SEC review). Failure to meet these deadlines and certain other events may result in the Company’s payment to the Purchasers of liquidated damages in the amount of 1.0% of the purchase price per 30-day period pending filing of the registration statement, effectiveness of the registration statement or other events, as applicable. A copy of the Subscription Agreement and Registration Rights Agreement are being filed as exhibits to this Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits

d) Exhibits.

Exhibit No.	Description

10.1	Subscription Agreement, dated April 20, 2012.
10.2	Registration Rights Agreement, dated April 20, 2012.
99.1	Press Release, dated April 20, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Motorcar Parts of America, Inc.

Date: April 23, 2012	By:	/s/ Michael M. Umansky
Michael M. Umansky Vice President and General Counsel